http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer

FOR IMMEDIATE RELEASE

GSE Systems Announces Fourth Quarter and
Year End 2008 Financial Results

Sykesville, Maryland, March 16, 2009--GSE Systems, Inc. (GSE) (NYSE Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, reported that revenue for the three months ended December 31, 2008 was $8.4 million, a 3% increase from the revenue reported for the three months ended December 31, 2007 of $8.1 million.

GSE reported operating income of $140,000 for the fourth quarter of 2008 as compared to operating income of $522,000 in the fourth quarter 2007.  Net loss for the three months ended December 31, 2008 was $69,000 or $0.00 per common share on both a basic and diluted basis as compared to net income of $487,000 or $0.03 per common share on both a basic and diluted basis for the fourth quarter of 2007.

Revenue for the year ended December 31, 2008 was $29.0 million, a 9% decrease from the revenue reported for the year ended December 31, 2007 of $31.9 million.  GSE reported an operating loss of $12,000 for the year ended December 31, 2008 as compared to operating income of $2.2 million for the year ended December 31, 2007.  For the year ended December 31, 2008, net loss attributed to shareholders (arrived at by deducting preferred stock dividends from net income) was $690,000 or $0.04 per common share on both a basic and diluted basis versus net income attributed to shareholders of $1.1 million for the year ended December 31, 2007 or $0.09 per common share on a basic basis and $0.08 per common share on a diluted basis.

The Company utilizes derivative instruments, specifically forward foreign exchange contracts, to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated contract receivables. The Company is required to determine the fair value of its foreign currency contracts at the end of each quarter, and the change in the fair value is recorded in net income. The quarterly gains or losses incurred from the changes in fair value  will net out to zero upon the foreign exchange contract expiration. The use of these derivative instruments protects the Company’s  customer contract values and margins at the time the contracts are signed and are not designed to speculate on the direction of any currency, up or down. Simply put, the derivative instruments are protecting against currency fluctuations in a way that, regardless of which way a given currency moves, the ultimate payments from foreign customers will translate to the originally agreed to amounts.

 For the three and twelve months ended December 31, 2008, the Company incurred a $288,000 and $453,000 pretax non-cash loss, respectively, on the change in fair value of its derivative instruments and the related mark-to-market adjustment of the related contract receivables.  Excluding these losses, the Company would have incurred net income of $106,000 for the three months ended December 31, 2008 or $0.01 per common share on both a basic and diluted basis and would have incurred a net loss of $350,000 for the year ended December 31, 2008 or $0.02 per common share on both a basic and diluted basis.

GSE’s backlog as of December 31, 2008 was approximately $38 million compared to $24.6 million at December 31, 2007. Backlog is defined as the remaining value of signed contracts and does not include any value for contracts being negotiated or for contracts that have been signed since December 31, 2008. Therefore, the backlog of $38 million does not include the expected total value of the two new full scope simulators for a Japanese customer or the expected total value of the full scope nuclear simulator currently being built for Westinghouse Electric Company’s Haiyang project in China.

“I am very pleased with our overall performance during the past 12 months,” said John V. Moran, GSE’s Chief Executive Officer, “Particularly with respect to record levels of new business wins and backlog growth. We began 2009 with an implied backlog of approximately $52 million and have carried that momentum into the early months of 2009 with the recent announcements of major nuclear upgrade projects valued at over $12 million and a new full scope nuclear simulator project with associated digital control system hardware in Slovakia valued at approximately $18 million.”

Moran Continued, “Our cost structure is sound, our balance sheet is in excellent shape, we remain debt free and we are producing cash. We continue to maintain a large pipeline of both near and longer term opportunities. We therefore remain very optimistic about our growth prospects and positive trends going forward. Thus far, we appear to be largely immune to the conditions which are affecting much of the broader economy.  Specifically, we have seen no major project delays or cancellations and we are hiring new engineers to handle our ever increasing work load.”

“Keeping in mind that GSE does not give quantitative revenue and net income guidance, let me share some general insights into what we believe we will see for the balance of 2009. Based on our current backlog, pipeline, current level of bid activity and our internal expectations of new business awards, we believe 2009 should generate markedly improved financial results versus 2008.  Currently, we are in good shape to scale our activity and revenue to significantly higher levels with minimal increases in operating expenses. Gross margins for 2009 are expected to remain at approximately 25-30%, with some level of quarter to quarter volatility, similar to that experienced in 2008, continuing. Margin volatility is largely a function of any given quarter’s revenue mix. We expect our full year operating expenses to be in the $8.3 million range – or approximately 5-6 % above 2008 levels.”

“In summary, our relationships with many of the world’s largest and leading engineering and construction companies, integrated energy companies, nuclear contractors, utilities and state run enterprises, position GSE for an exciting multi-year period of growth as our customer’s programs continue to gain momentum.”

GSE will hold a conference call today at 4:30 p.m. Eastern Time to discuss results for the fourth quarter and year end 2008.

Dial-In Number:  1-888-205-6458

Toll International:  1-913-312-1268

Conference ID#:  GSE Systems

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins.

A replay of the call also will be available via telephone after 7:30 p.m. Eastern Time on the same day and until March 23, 2009:

Toll-free replay number: 1-888-203-1112

International replay number: 1-719-457-0820

Replay Pin Number:  2461796

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 349 installations, and 100 customers in more than 40 countries.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland located in the western suburbs of Baltimore, Maryland. Our global locations include offices in St. Marys, Georgia; Atlanta, Georgia; Sweden and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

AT THE COMPANY                                                                INVESTOR RELATIONS CONTACT
John V. Moran                                                                           Feagans Consulting Inc.
Chief Executive Officer                                                             Neal Feagans
Phone: 410-970-7801                                                                 Phone: 303-449-1184

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GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Contract revenue	$8,365	$8,131	$29,004	$31,900
Cost of revenue	6,298	5,872	21,187	22,217

Gross profit	2,067	2,259	7,817	9,683

Operating expenses	1,927	1,737	7,829	7,472

Operating income (loss)	140	522	(12)	2,211

Interest income (expense), net	54	(8)	130	(433)
Loss on derivative instruments	(288)	(3)	(453)	(11)
Other expense, net	(54)	(210)	(226)	(555)

Income (loss) before income taxes	(148)	301	(561)	1,212

Provision (benefit) for income taxes	(79)	(186)	129	43

Net income (loss)	(69)	487	(690)	1,169

Preferred stock dividends	-	-	-	(49)

Net income (loss) attributed to
common shareholders	$(69)	$487	$(690)	$1,120

Basic income (loss) per common share	$-	$0.03	$(0.04)	$0.09
Diluted income (loss) per common share	$-	$0.03	$(0.04)	$0.08

Weighted average shares outstanding - Basic	15,965,391	15,233,489	15,746,616	12,927,128
Weighted average shares outstanding - Diluted	15,965,391	16,727,868	15,746,616	14,817,653

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	December 31, 2008	December 31, 2007

Cash and cash equivalents	$8,274	$8,172
Current assets	23,297	22,015
Total assets	31,015	28,364

Current liabilities	$9,409	$7,304
Long-term liabilities	906	695
Stockholders' equity	20,700	20,365